FOR IMMEDIATE RELEASE:        Monday, September 24, 2001

CONTACT:    Gregory L. Wilson
            Chairman and President
            Bradley T Nielson
            CFO/COO
            MITY Enterprises
            801-224-0589

          MITY ENTERPRISES, INC. DIRECTORS APPROVE STOCK REPURCHASE

OREM, UTAH   MITY Enterprises, Inc. (Nasdaq: MITY), designer, manufacturer and marketer of a variety of institutional furniture, today announced that its Board of Directors has approved the repurchase from time to time in open market transactions of up to 125,000 shares of the Company's common stock. Following the buy back, the Company will have approximately 5.0 million shares of common stock outstanding.

     "With our stock price so low, we believe that this repurchase program will help provide a sound return to our investors," said Gregory L. Wilson, president and chief executive officer of MITY Enterprises. "Our strong balance sheet allows us the flexibility to fund this program without leverage and without impairing our ability to attain our current growth objectives for Mity. Because the Securities and Exchange Commission has temporarily relaxed its stock repurchasing rules due to the recent terrorist attacks and overall drop in the stock market, the Company currently has additional flexibility to repurchase its stock."

     Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the MITY-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through
distributors.    For further information, visit the Company online at
www.mitylite.com.

     This press release contains forward looking statements relating to the possible repurchase of up to 125,000 shares of the Company's common stock, its belief that this repurchase program will help provide a sound return to investors, and the Company's flexibility to fund this repurchase program because of its strong balance sheet. The Company may elect, at any time and for any number of reasons, not to repurchase some or all of the indicated shares. Various uncertainties, including general economic uncertainties and the risk factors listed in the Company's filings with the Securities and Exchange Commission, may adversely affect the Company's balance sheet and its desire and ability to effect repurchases in the future.
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